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                                                                     Exhibit (n)

            Consent of Independent Registered Public Accounting Firm


We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 106 to the Registration Statement No. 333-152216/811-03927 on Form N-6 of our report dated March 24, 2008 (November 18, 2008, as to Note 7), relating to the financial statements of each of the Investment Options of MetLife of CT Fund UL for Variable Life Insurance and to our report dated March 31, 2008 (November 18, 2008, as to Note 7), relating to the financial statements of each of the Investment Options of MetLife of CT Variable Life Insurance Separate Account Two, and the use of our report dated March 26, 2008 (May 14, 2008, as to Note 20 and October 29, 2008, as to Note 21) on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007, and the restatement of the 2007 consolidated financial statements) appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
November 20, 2008